UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2021
AppHarvest, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39288	82-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (606) 653-6100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2021, AppHarvest Pulaski Farm, LLC, a Delaware limited liability company (the “Borrower Subsidiary”) and wholly-owned indirect subsidiary of AppHarvest, Inc. (the “Company”), entered into a promissory note (the “Note”) in favor of JPMorgan Chase Bank, N.A. (the “Bank”), dated September 24, 2021 only for reference purposes, providing for a line of credit facility in the maximum amount of $25 million (the “JPM Loan”) for capital expenditures and greenhouse construction and improvements. The JPM Loan will mature on September 24, 2022. Capitalized terms used in this Current Report on Form 8-K (this “Form 8-K”) but not otherwise defined herein have the meanings ascribed to them in the Note.

The interest rate on the Loans is an agreed rate between the Borrower Subsidiary and the Bank that is (a) the CB Floating Rate plus the Applicable Margin, (b) the Fixed Rate for the applicable Interest Period or (c) the Adjusted LIBO rate plus the Applicable Margin, payable in arrears on the last day of the applicable Interest Period for such Loan, and, if such Interest Period is in excess of three months, on the last day of each three month interval after the date such Loan is made, at maturity and thereafter, on demand. Any Loan not paid when due will bear interest of 2% per annum above the CB Floating Rate plus the Applicable Margin. The Borrower Subsidiary may not prepay any Fixed Rate Loan or LIBOR Loan prior to the last date of the applicable Interest Period. CB Floating Rate Loans may be prepaid by the Borrower Subsidiary at any time without premium or penalty upon at least 1 business day prior written notice to the Bank. All outstanding principal and accrued interest are due upon maturity of the JPM Loan. As of the filing date of this Form 8-K, the Company has borrowed approximately $6.9 million under the Note.

Pursuant to a Guaranty-Multiple Subsidiaries (the “Guaranty”) executed by AppHarvest Operations, Inc. (the “Guarantor”) and wholly-owned subsidiary of the Company, on September 27, 2021, dated September 24, 2021 only for reference purposes, the Guarantor unconditionally and irrevocably guarantees to the Bank the punctual payment of the sums owed pursuant to the Note, with certain limited exceptions. Pursuant to an Assignment of Deposit Account (the “Assignment”) executed by the Guarantor on September 27, 2021, dated September 24, 2021 only for reference purposes, the Note is collateralized by cash collateral at the Bank. Access to funds under the JPM Loan is subject to a borrowing base requirement, which is calculated as cash collateral at the Bank and will be 105% of the aggregate borrowings under the JPM Loan.

The Note contains customary events of default, including, among others, those relating to failure to make a payment, bankruptcy, material defaults on other indebtedness, breaches of representations, material adverse changes and defaults under the Guaranty or the Assignment.

The foregoing descriptions of the Note, the Guaranty or the Assignment are qualified in their entirety by reference to the full text of the Note, the Guaranty and the Assignment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 30, 2021, the Company issued a press release (the “Press Release”) announcing the Borrower Subsidiary’s entry into the Note. A copy of the Press Release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
The information in this Item 7.01 of the Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: September 30, 2021
	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)